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                                                                    Exhibit 16.1

September 28, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  3-Dimensional Pharmaceuticals, Inc.

Gentlemen:

We have read Item 4 of Form 8-K dated September 24, 2001 of 3-Dimensional Pharmaceuticals, Inc. and are in agreement with the statements contained in the second paragraph of Item 4. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,



Richard A. Eisner & Company, LLP